UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2007

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2007, James G. Fishburne left the employ of Calgon Carbon Corporation (the “Company”) in connection with a reorganization which reduced the number of regions by which the Company is managed from three (Asia, Europe, and the Americas) to two (Asia/Europe and the Americas). The merging of the Asia and Europe regions resulted in the elimination of Mr. Fishburne’s position of Senior Vice President-Asia.

Effective on October 30, 2007, a Separation Agreement and Release (the “Separation Agreement”) between the Company and Mr. Fishburne became legally binding. The Separation Agreement superseded the Employment Agreement of Mr. Fishburne and his rights under certain equity grant agreements with the Company.

Pursuant to the Separation Agreement, Mr. Fishburne will receive post-termination compensation, including certain severance payments required by Mr. Fishburne’s existing Employment Agreement with the Company. The Separation Agreement provides that Mr. Fishburne will be paid severance pay of $306,720, along with $61,344 as an agreed payment under the Company’s Short-Term Incentive Plan for 2007. As required by his Employment Agreement, Mr. Fishburne will also receive continued medical, dental and life insurance coverage for a period of 18 months following his separation from employment and certain other payments due on accrued vacation.

In the Separation Agreement, the Company also agrees to: (i) accelerate the vesting of 5,169 shares of time vested restricted stock granted to Mr. Fishburne in prior years, which were scheduled to vest in early 2008, (ii) extend the time that Mr. Fishburne may exercise vested stock options for 243,000 shares of Company stock until early February 2008 (without accelerating any unvested stock options), and (iii) permit Mr. Fishburne to retain 8,000 shares of performance based restricted stock granted to Mr. Fishburne in 2005, which shares will either vest or be forfeited in early 2008 based upon the 2007 performance of the Company.

In the Separation Agreement, Mr. Fishburne agrees, among other things, to certain confidentiality, non-compete and non-solicitation provisions in favor of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION
(Registrant)

Date: October 31, 2007

(Signature)
Leroy M. Ball
Chief Financial Officer